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                                                                   Exhibit 10.29



                                  July 10, 1996



Jere E. Goyan, Ph.D.
103 Chestnut Ridge Road
Saddle River, NJ 07548

Dear Jere:

This letter will confirm certain matters related to your employment by Alteon Inc. (the "Company") and shall constitute an amendment to your employment agreement with the Company dated July 13, 1993 (the "Employment Agreement") and certain other agreements you have with the Company as set forth below.

Your Term of Employment, as defined in Paragraph 1 of your Employment Agreement, shall be extended through and including July 13, 1998.

Your Salary will be $262,500 per annum and you will be eligible to receive a bonus, pursuant to the terms of Paragraph 3 of your Employment Agreement, in an amount of up to $50,000 for each the Company's fiscal years ending December 31, 1996 and December 31, 1997.

On July 20, 1993, you executed a promissory note in favor of the Company in the amount of $200,000 (the "Note") and a mortgage to secure payment of the Note
(the "Mortgage"). We agree that the Note and Mortgage are amended as follows:
(i) except as set forth below, interest on the Note will stop accruing as of July 13, 1998, and (ii) the principal amount of the Note plus the amount of interest accrued through and including July 13, 1998 shall be paid in three equal installments on the following dates: July 13, 1998, July 13, 1999 and July 13, 2000, and (iii) in the event any of the three installment payments are not made when due, interest shall accrue on such unpaid amount at a rate of one percent (1%) per month until such payment is made. You recognize that you may realize additional taxable income due to the imputed interest rules under the Internal Revenue Code of 1986 for those tax years when payments on the Note are deferred without the accrual of interest.
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Paragraph 19 of your Employment Agreement ("Notices") is amended to reflect your current address as 103 Chestnut Ridge Road, Saddle River, NJ 07548 and the current address of the Company as 170 Williams Drive, Ramsey, NJ 07446.

Subject to your acceptance of this letter, the Company shall award you options to purchase 33,004 shares of the Company's common stock at an exercise price of $11.375 (the fair market value of Alteon stock on May 2, 1996 when the Compensation Committee of the Board approved this award). The options will be subject to the terms and conditions of the Company's 1987 Stock Option Plan and the Company's standard Incentive/Non-Qualified Stock Option Grant Agreement to be executed after action of the Compensation Committee ("New Grant Agreement"). In addition, pursuant to your stock option grant agreements with the Company dated May 14, 1993 and March 22, 1994, (the "Prior Grant Agreements") the Company granted you options to purchase 300,000 and 67,000 shares, respectively, of the Company's common stock. Under the Prior Grant Agreements, 167,000 shares are subject to accelerated vesting upon the accomplishment of certain performance related milestones. We agree that the Prior Grant Agreements are hereby amended to reflect the following amendment and restatement of the performance related milestones so that the 167,000 milestone related options under the Prior Grant Agreements and the 33,004 options under the New Grant Agreement (i.e., a total of 200,004 options) shall vest at a rate of 1/6 (or options to purchase 33,334 shares) upon the accomplishment by you and the Company of each of the following performance related milestones:

- submission of an IND by the Company to the Food and Drug Administration (the "FDA") for a second generation A.G.E.-formation inhibitor;

- receipt by the Company of approval from the FDA for the initiation of Phase I clinical trials on an A.G.E. cross-link breaker or a Glucose Lowering Agent;

- receipt by the Company of approval from the FDA for the initiation of Phase II clinical trials on a first Pimagedine (iNOS) indication;

- the day following any six month period beginning on or after July 16, 1996 during which the average of the daily closing prices of the Company's common stock as reported on the Nasdaq National Market is at least 50% higher than such price as reported on July 15, 1996;

- the submission by the Company of an NDA on Pimagedine for diabetic complications (overt nephropathy), provided the NDA is submitted no later than six months after the date on which all clinical centers have submitted final data to the Company; and
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-   the identification by the Company of a new Chief Scientific Officer on or
    before March 1, 1998, provided that you have assisted the Company in implementing such search.

As each milestone is accomplished, options shall vest in the following order of priority: first, under the earlier Prior Grant Agreement, second, under the later Prior Grant Agreement and, last, under the New Grant Agreement. Notwithstanding the foregoing, all 200,004 milestone related options shall also vest on a date 10 years after their respective grant dates, provided you are then employed by the Company as set forth in the Grant Agreements.

Paragraph 21 of your Employment Agreement ("General") is amended to include your July 12, 1993 Letter Agreement with the Company, the Note, the Mortgage, the Prior Grant Agreements, the New Grant Agreement, and this letter as part of the "entire agreement," with respect to the subject matter of your employment by the Company under these agreements. Except as modified by this letter, the terms of all the foregoing enumerated agreements shall remain in full force and effect.

If the foregoing is acceptable to you, please indicate your agreement by signing and returning the enclosed copy of this letter.


                                             Sincerely,


                                             /s/ James J. Mauzey

                                             James J. Mauzey
                                             Chairman and
                                             Chief Executive Officer



ACCEPTED AND AGREED:



/s/ Jere E. Goyan
-----------------
Jere E. Goyan, Ph.D.